Exhibit 99.1

Validus Holdings, Ltd.
Bermuda Commercial Bank Building
19 Par-la-Ville Road
Hamilton, HM 11
Bermuda
Mailing Address:
Suite 1790
48 Par-la-Ville Road
Hamilton, HM 11
Bermuda
Telephone: (441) 278-9000
Facsimile: (441) 278-9090
Website: www.validusre.bm

VALIDUS HOLDINGS ANNOUNCES “SUPERIOR PROPOSAL”
FOR COMBINATION WITH IPC HOLDINGS
•	Offer Provides 18% Premium to IPC Share Price

•	Combination Would Create Diversification for IPC Shareholders

•	An Essential “Go To” Presence in the Bermuda Market
Hamilton, Bermuda – March 31, 2009 - Validus Holdings, Ltd. (“Validus”) (NYSE: VR) today announced that it has delivered a binding offer to the Board of Directors of IPC Holdings, Ltd. (“IPC”) (NASDAQ: IPCR) for the amalgamation of Validus and IPC in an exchange of shares whereby each IPC common share will be exchanged for 1.2037 Validus common shares. Based on yesterday’s closing market prices, the Validus offer values IPC shares at $29.98 per share. The offer represents an 18.0% premium to IPC’s closing stock price on March 30, 2009 and values IPC’s common equity at $1.68 billion.
“This proposal represents a compelling strategic combination that we believe would generate superior value for both Validus and IPC shareholders” stated Ed Noonan, Validus’ Chairman and Chief Executive Officer. “The shareholders of both companies would benefit from being part of a larger, more diversified, global business, which would be a market-leading carrier in Bermuda’s short-tail reinsurance and insurance market.”
Validus expects that the transaction would be immediately accretive to book value per share.
Conference Call
Validus will hold a conference call for investors, analysts, and other interested parties today at 9:00 a.m. Eastern Time. The conference call may be accessed by dialing 1-800-860-2442 (U.S. callers) or 1-412-858-4600 (International callers). Those who intend to participate in the call should dial in at least 10 minutes in advance. A live webcast of the call will be available online at the “Investor Info” section of the Company’s website located at www.validusre.bm. A replay of the call will be available through April 15, 2009 by dialing 1-877-344-7529 and entering the passcode 429205#. A replay of the webcast will be available at the “Investor Info” section of the Company’s website.

Presented below is the full text of the letter sent to the Board of Directors of IPC:
March 31, 2009
The Board of Directors of IPC Holdings, Ltd.
c/o James P. Bryce, President and Chief Executive Officer
     American International Bldg.
     29 Richmond Road
     Pembroke, HM 08
     Bermuda
Re: Superior Amalgamation Proposal by Validus Holdings, Ltd. (“Validus”) to IPC Holdings, Ltd. (“IPC”)
Dear Sirs:
On behalf of Validus, I am writing to submit a binding offer pursuant to which Validus and IPC would amalgamate in a share-for-share exchange valuing IPC shares at an 18.0% premium to yesterday’s closing market price. We believe that an amalgamation of Validus and IPC would represent a compelling combination and excellent strategic fit and create superior value for our respective shareholders.
We unquestionably would have preferred to work cooperatively with you to complete a negotiated transaction. However, it was necessary to communicate our binding offer to you by letter because of the provisions of the Agreement and Plan of Amalgamation between IPC and Max Capital Group Ltd. (“Max”), dated as of March 1, 2009, as amended on March 5, 2009 (the “Max Plan of Amalgamation”). We have reviewed the Max Plan of Amalgamation and see that it contemplates your receipt of acquisition proposals. Given the importance of our binding offer to our respective shareholders, we have decided to make this letter public.
Our binding offer involves a share-for-share exchange valuing IPC shares at an 18.0% premium to yesterday’s closing market price. Consistent with that, we are prepared to amalgamate with IPC at a fixed exchange ratio of 1.2037 Validus shares per IPC share.
Our board of directors has unanimously approved the submission of our binding offer and delivery of the enclosed signed amalgamation agreement, so that, upon termination of the Max Plan of Amalgamation, you will be able to sign the enclosed agreement with the certainty of an agreed transaction. Our offer is structured as a tax-free share-for-share transaction and does not require any external financing. It is not conditioned on due diligence. The only conditions to our offer are those contained in the enclosed executed amalgamation agreement.
Our binding offer is clearly superior to the Max transaction for your shareholders and is a Superior Proposal as defined in section 5.5(f) of the Max Plan of Amalgamation for the reasons set forth below.
Superior Current Value. Our proposed transaction will provide superior current value for your shareholders. Our fixed exchange ratio of 1.2037 represents a value of $29.98 per IPC share, which is a premium of 18.0% to the closing price of IPC’s common shares on March 30, 2009.

Superior Trading Characteristics. Validus’ common shares have superior trading characteristics to those of Max as noted in the table below.

	Validus	Max
Share Price Change Since Validus IPO (1)	+13.2%	-36.5%
Mkt. Cap as of 3/30/09	$2.0 billion	$0.9 billion
Average Daily Trading Volume (2)	$11.3 million	$6.7 million
Price / Book (3)	1.05x	0.76x
Price / Tangible Book (3)	1.13x	0.77x

(1)	Based on the closing prices on March 30, 2009 and July 24, 2007.

(2)	Three months prior to March 2, 2009, date of announcement of Max and IPC amalgamation.

(3)	Based on December 31, 2008 GAAP book value per diluted share and diluted tangible GAAP book value per share using closing prices on March 30, 2009.
Less Balance Sheet Risk. The combined investment portfolio of IPC/Validus is more stable than that of Max/IPC. Pro forma for the proposed Max/IPC combination, “alternative investments” represent 12% of investments and 29% of shareholders’ equity. In contrast, Validus does not invest in “alternatives” and pro forma for a Validus/IPC combination, “alternative investments” represent 3% of investments and 4% of shareholders’ equity, providing greater safety for shareholders and clients.
Superior Long-term Prospects. A combined Validus and IPC would be a superior company to Max/IPC with greater growth prospects and synergies with:
1.	Superior size and scale, with pro forma December 31, 2008 shareholders’ equity of $3.7 billion and total GAAP capitalization of $4.1 billion;

2.	Superior financial flexibility, with debt/total capitalization of only 1.8% and total leverage including hybrid securities of only 9.1%;

3.	A global platform, with offices and underwriting facilities in Bermuda, at Lloyd’s in London, Dublin, Singapore, New York and Miami;

4.	Superior diversified business mix, with lines of business concentrated in short-tail lines where pricing momentum is strongest; and

5.	An experienced, proven and stable management team with substantial expertise operating in IPC’s core lines of business.
Our superior growth prospects are evidenced by our historical track record. Between December 31, 2005 and December 31, 2008, Validus grew its book value per share (including accumulated dividends) at a 13.2% compound annual rate vs. Max’s 8.8% growth over the same period. In 2008, we grew our book value per share (including accumulated dividends) by 2.4% vs. Max’s 10.8% decline over the same period.
Expedited Closing Process. We will be able to close an amalgamation with IPC more quickly than Max because we will not require the approval of U.S. insurance regulators.
Substantially the Same Contractual Terms and Conditions. Our proposed amalgamation agreement contains substantially the same terms and conditions as those in the Max Plan of Amalgamation, and for your convenience we have included a markup of our amalgamation agreement against the Max Plan of Amalgamation.
Superior Outcome for Bermuda Community. The combination of Validus and IPC creates a larger, stronger entity than a combination of Max and IPC which will benefit the Bermuda community.
Superior Outcome for IPC Clients. Validus has a greater commitment to the lines of business underwritten by IPC and has superior technical expertise and capacity to provide IPC customers with continuing reinsurance coverage. Max has consistently stated its intention to reduce its commitment to IPC’s business. Therefore, a combination with Validus will be less disruptive to IPC’s client base.
Our binding offer is clearly a Superior Proposal, within the meaning of the Max Plan of Amalgamation. We and our financial advisors, Greenhill & Co., LLC, and our legal advisors, Cahill Gordon & Reindel LLP, are prepared to move forward immediately. We believe that our offer presents a compelling opportunity for both our companies and our respective shareholders, and look forward to your prompt response. We respectfully request that the Board of IPC reach a determination by 5:00 p.m., Bermuda time, on Wednesday, April 15, 2009, that (i) our binding offer constitutes a Superior Proposal, (ii) it is withdrawing its recommendation for the transaction contemplated by the Max Plan of Amalgamation and (iii) it is making a recommendation for the transaction contemplated by this binding offer.
We reserve the right to withdraw this offer if the Board of IPC has not reached a determination (i) that our binding offer constitutes a Superior Proposal, (ii) to withdraw its recommendation for the transaction contemplated by the Max Plan of Amalgamation and (iii) to make a recommendation for the transaction contemplated by this binding offer by 5:00 p.m., Bermuda time, on Wednesday, April 15, 2009. We further reserve the right to withdraw this binding offer if you subsequently withdraw your recommendation in favor of our offer or if you do not sign the enclosed amalgamation agreement within two business days after the termination of the Max Plan of Amalgamation.
We look forward to your prompt response.
Sincerely,
   /s/ Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

cc:	Robert F. Greenhill
Greenhill & Co., LLC

John J. Schuster
Cahill Gordon & Reindel LLP
About Validus Holdings, Ltd.
Validus Holdings, Ltd. is a provider of reinsurance and insurance, conducting its operations worldwide through two wholly-owned subsidiaries, Validus Reinsurance, Ltd. (“Validus Re”) and Talbot Holdings Ltd. (“Talbot”). Validus Re is a Bermuda based reinsurer focused on short-tail lines of reinsurance. Talbot is the Bermuda parent of the specialty insurance group primarily operating within the Lloyd’s insurance market through Syndicate 1183.
Contacts:
Investors:
Validus Holdings, Ltd.
Jon Levenson, Senior Vice President
+1-441-278-9000
or

Media:
Jamie Tully/Jonathan Doorley
Sard Verbinnen & Co
+1-212-687-8080
Cautionary Note Regarding Forward-Looking Statements
This news release may include forward-looking statements, both with respect to us and our industry, that reflect our current views with respect to future events and financial performance. Statements that include the words “expect,” “intend,” “plan,” “believe,” “project,” “anticipate,” “will,” “may” and similar statements of a future or forward-looking nature identify forward-looking statements. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause actual results to differ materially from those indicated in such statements and, therefore, you should not place undue reliance on any such statements. We believe that these factors include, but are not limited to, the following: 1) uncertainty as to whether IPC will enter into and consummate the proposed amalgamation on the terms set forth in our offer letter; 2) unpredictability and severity of catastrophic events; 3) rating agency actions; 4) adequacy of our risk management and loss limitation methods; 5) cyclicality of demand and pricing in the insurance and reinsurance markets; 6) our limited operating history; 7) our ability to successfully implement our business strategy during “soft” as well as “hard” markets; 8) adequacy of our loss reserves; 9) continued availability of capital and financing; 10) retention of key personnel; 11) competition; 12) potential loss of business from one or more major insurance or reinsurance brokers; 13) our ability to implement, successfully and on a timely basis, complex infrastructure, distribution capabilities, systems, procedures and internal controls, and to develop accurate actuarial data to support the business and regulatory and reporting requirements; 14) general economic and market conditions (including inflation, volatility in the credit and capital markets, interest rates and foreign currency exchange rates); 15) the integration of Talbot or other businesses we may acquire or new business ventures we may start; 16) the effect on our investment portfolio of changing financial market conditions including inflation, interest rates, liquidity and other factors; 17) acts of terrorism or outbreak of war; and 18) availability of reinsurance and retrocessional coverage, as well as management’s response to any of the aforementioned factors.
The foregoing review of important factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included herein and elsewhere, including the Risk Factors included in our most recent reports on Form 10-K and Form 10-Q and other documents on file with the Securities and Exchange Commission. Any forward-looking statements made in this news release are qualified by these cautionary statements, and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us or our business or operations. We undertake no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.
Additional Information about the Proposed Transaction and Where to Find It:
This material relates to a proposed business combination transaction between Validus and IPC which may become the subject of a registration statement and proxy statement filed by Validus with the SEC. This material is not a substitute for the registration statement and proxy statement that Validus would file with the SEC or any other documents which Validus may send to its or IPC’s shareholders in connection with the proposed transaction. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE REGISTRATION STATEMENT AND PROXY STATEMENT AND ALL OTHER RELEVANT DOCUMENTS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION All such documents, if filed, would be available free of charge at the SEC’s website (www.sec.gov) or by directing a request to Validus through the investor contacts listed above.

Participants in the Solicitation:
Validus and its directors, executive officers and other employees may be deemed to be participants in any solicitation of shareholders in connection with the proposed transaction. Information about Validus’ directors and executive officers is available in Validus’ proxy statement, dated March 25, 2009 for its 2009 annual general meeting of shareholders.
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